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                                                                 EXHIBIT (b)(1)

                                PROMISSORY NOTE

$40,000,000.00                                              May 1, 2000

                                                            City of Jacksonville
                                                                State of Florida

          1. For value received, Jacksonville Restaurant Acquisition Corp. ("Borrower"), 2211 Brighton Bay Trail, Jacksonville, FL 32246, promises to pay to the order of St. James Asset Investment, Inc. ("Lender"), 2950 North Loop West, Suite 500, Houston, TX 77092, the principal sum of Forty Million ($40,000,000.00) Dollars or the aggregate unpaid principal amount of all advances by Lender pursuant to a Line of Credit Agreement, executed on even date, and to pay interest from the date of each advance until paid in full.

          2. The term of this Note shall be fifteen (15) years.

          3. No payments of principal or interest shall be due during the first two years of the term; however, interest on advances shall accrue during said two-year period.

          4. "Interest Rate" means one percentage point below the prime rate of increase charged by Wells Fargo Bank to its preferred customers, as of the day prior to any day or date on which the rate of interest charged in this Note is to be changed or otherwise computed.

          5. Commencing May 1, 2002, the Interest Rate shall be adjusted annually on May 1 for the installments due commencing the following June 1. The Interest Rate used shall be determined as of close of business on April 30 of said year, or if the last business day be earlier than April 30, then on said last business day. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

          6. Commencing May 1, 2002, the principal of the loan shall be repaid in one hundred fifty-six (156) consecutive monthly installments payable on the first day of each month. The amount of each principal installment shall be the amount of principal outstanding as of the date of payment, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of months remaining in the term, including the month in which the payment is due. In addition to the








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aforesaid principal payment, each monthly payment shall include interest computed on the average daily principal balance outstanding in the month prior to the payment due date at the Interest Rate then in effect, taking into account all advances received and payments made during said prior month.

          7. Borrower, without penalty or premium, may prepay the principal of the loan, in whole or in part, at any time and from time to time, in multiples of Ten Thousand ($10,000.00) Dollars. All such partial prepayments shall be applied against the installments of principal required herein in the inverse order of maturity.

          8. Payments shall be made in immediately available funds by check mailed to Lender at Lender's address above, or at such other address as Lender may designate in writing, or, at Lender's request, by wire transfer to Lender at Borrower's expense.

          9. This Note is secured by a security interest in collateral set forth in the Credit Line Agreement, by a Stock Pledge Agreement executed by Borrower, and by a Stock Pledge Agreement executed by each of Borrower's four shareholders, each said Agreement executed on even date.

          10. Borrower waives presentment, protest, demand, and notice of dishonor. No renewal or extension of this Note, no release of collateral securing payment of this Note, and no delay in the enforcement of this Note or in exercising any right or power of the Lender shall affect the liability of Borrower. The defense of the statute of limitations against any demands made by the Lender is expressly waived by Borrower.

          11. In the event an action is commenced to enforce payment of this revolving credit Note, Borrower agrees to pay reasonable attorney fees and costs.

          12. Any action to enforce this Note shall be commenced in a Federal or State court of competent jurisdiction in the State of Florida. In any such action, Borrower waives the right to a jury trial

          13. This Note shall be interpreted in accordance with the laws of the State of Delaware.


                                       Jacksonville Restaurant Acquisition Corp.


                                  By:   /s/ James W. Osborn
                                       -----------------------------------------
                                        James W. Osborn, Pres.